EXHIBIT 99.1 Press release
NovaBay Pharmaceuticals (NBY) Reports Third Quarter 2008 Financial Results

Company Continues To Make Progress on Multiple Fronts

EMERYVILLE, CA – November 14, 2008 – NovaBay Pharmaceuticals, Inc. (AMEX & TSX: NBY, http://www.novabaypharma.com), a clinical stage company developing non-antibiotic anti-infective compounds that do not develop resistance, for the treatment or prevention of a wide range of bacterial, fungal, and viral infections, reports its financial results for the third quarter and nine months ended September 30, 2008. NovaBay reported approximately $15.2 million, as of September 30, 2008, in cash, cash equivalents, and short-term investments.

3rd Quarter Highlights:

    July 2008 – Second patent issued in the U.S. protecting a method of disinfecting open wounds and burns, promoting wound healing and providing ocular disinfection, using a specific range of formulations of NVC-101, a hypochlorous acid solution which is also known as NeutroPhase.  This patent was issued on July 1, 2008 and will expire in 2024.

    July 2008 – Successfully completed testing of NovaBay’s AgaDerm formulation in a challenging animal model of dermatophyte infection.  The study showed that the AgaDerm formulation delivered an Aganocide compound effectively when applied on the surface of the skin and enhanced its penetration into hair follicles.   The infectious agent was a dermatophyte, Trichophyton mentagrophytes, a parasitic fungus that causes infections of the nails, hair and skin, including ringworm. The Aganocide compound in the AgaDerm formulation was shown to be highly effective not only on the skin surface, but also showed potent ability to kill organisms hiding within hair follicles.

Management Comment:

    “We are very encouraged that we continue to advance our program while effectively controlling our burn rate”, commented Dr. Ron Najafi, NovaBay’s Chief Executive Officer.  We are now moving ahead with our Dermatology program and intend to file an Investigational New Drug application for a dermatological indication next quarter.  This will initiate the third clinical program being conducted by NovaBay for NVC 422, our lead Aganocide compound.  This follows our completion of a successful testing of our formulation known as AgaDerm in a challenging animal model of dermatophyte infection.  The study shows that the AgaDerm formulation delivered an Aganocide compound effectively when applied on the surface of the skin and enhanced its penetration into hair follicles. We are moving aggressively to capitalize upon our encouraging clinical data and partnerships to increase revenue and build a strong financial base.  We look forward to updating our shareholders as we continue to move forward with our programs.”

    “Our two other clinical programs are continuing.  We expect to commence our first exploratory Phase II trial of NVC-422 for the prevention of catheter associated urinary tract infections during November.  This follows the successful Phase I trial in May 2008 in volunteers.  We also expect to complete the necessary toxicity study to permit the human testing of our advanced nasal formulation of our AgaNase formulation in 2009.”

Dr. Najafi concluded, “We continue to work extensively with Alcon, Inc. (Alcon) (NYSE: ACL) who have the rights to the Aganocide compounds for infections of the eye, ear and sinus, and in the development of contact lens solutions. Our partnership with Kinetic Concepts, Inc. (KCI) (NYSE: KCI) is moving forward for KCI’s V.A.C.® Therapy technology. KCI is developing their next generation V.A.C.® Instill® system and is working to use a NovaBay compound as a wound cleaning solution with their wound healing system. We are enthusiastic about the opportunities for our compounds and look forward to reaching our milestones in the coming quarters.”

Financial Results

Three Months Ended September 30, 2008(Q3 2008) Compared with the Three Months Ended September 30, 2007 (Q3 2007)

License and collaboration revenue for Q3 2008 was up 14% from a year ago, from $1.4 million for Q3 2007 to $1.6 million for Q3 2008.   License and collaboration revenue consist of the amortization of the upfront technology access fees paid by Alcon and KCI and reimbursements for the funding of research and development activities during the applicable period. Net loss for Q3 2008, was $1.5 million, or $0.07 per share, as compared to a net loss of $1.6 million, or $0.24 per share, for Q3 2007.

Research and development expenses decreased by $608,000 to $1.4 million for Q3 2008 compared with $2.0 million for Q3 2007. The decrease was largely due to the timing of pre-clinical and clinical trials.  General and administrative expenses increased by $694,000, to $1.7 million for Q3 2008 compared with $1.0 million for Q3 2007, primarily due to increased costs in operating as a public company subsequent to the Company’s IPO in October 2007.  In particular, costs related to investor relations, insurance, Sarbanes-Oxley compliance and accounting fees increased.  Costs relating to the Company’s expanding patent portfolio also increased as several new patent applications were prepared and as earlier filings progressed through the U.S. Patent and Trademark Office and equivalent foreign patent offices.  The growth of the company has also led to increases in employee costs and associated office costs.

Other income, net increased $5,000, to $77,000 for Q3 2008 compared with $72,000 for Q3 2007, primarily due to increased interest income.

Nine Months Ended September 30, 2008 Compared with the Nine Months Ended September 30, 2007

License and collaboration revenue was $4.5 million for the nine months ended September 30, 2008 and $4.4 million for the nine months ended September 30, 2007.

Research and development expenses increased by $683,000, to $6.3 million for the nine months ended September 30, 2008 compared with $5.6 million for the nine months ended September 30, 2007. The increase was primarily attributable to an increase in development/clinical expenses and higher employee costs due to an increase in headcount.  General and administrative expenses increased by $2.0 million, to $5.1 million for the nine months ended September 30, 2008 compared with $3.1 million for the nine months ended September 30, 2007, primarily due to increases in costs associated and required in operating as a public company and increases related to patent portfolio employee costs, professional services costs and rent.

Other income, net increased by $27,000, to $334,000 for the nine months ended September 30, 2008 compared with $307,000 for the nine months ended September 30, 2007. This increase was primarily attributable to increased interest income.

About NovaBay
NovaBay Pharmaceuticals, Inc. is a clinical stage biopharmaceutical company focused on developing innovative non-antibiotic, antimicrobial product candidates targeting the treatment or prevention of a wide range of infections in hospital and non-hospital environments. NovaBay has discovered and is developing a class of non-antibiotic anti-infective compounds, which it has named Aganocide compounds, which are based upon small molecules that are generated by white blood cells that defend the body against invading pathogens. NovaBay believes that Aganocide compounds could form a platform on which to create a variety of products to address differing needs in the treatment and prevention of bacterial and viral infections,  including Staphylococcus aureus (including resistant strains known as MRSA), without developing resistance, a serious problem that invariably plagues all antibiotics. NovaBay has entered into a licensing and research collaboration agreement with an affiliate of Alcon, Inc. for use of the Aganocide compounds in the eye, ear and sinus, and in contact lens solutions. The company also has a license agreement with an affiliate of Kinetic Concepts, Inc. for the use of NovaBay’s NeutroPhase product in wound care applications.

NovaBay®, Aganocide®, AgaDerm™, AgaNase™, and NeutroPhase™ are trademarks of NovaBay Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, based upon management’s current expectations, assumptions, estimates, projections and beliefs.  These forward-looking statements can often be identified by words such as “expects”, “intends”, “plans”, “believes”, “estimates”, “may”, “will”, and similar expressions, and variations or negatives of these words.  These statements include, but are not limited to, statements regarding the development and potential benefits of, and the market opportunities for, or the potential commercialization of NovaBay’s product candidates, as well as the timing of any such development or commercialization.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the company’s product candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the product candidates, the uncertainty of patent protection for the company’s intellectual property or trade secrets, the company’s ability to obtain additional financing as necessary and unanticipated research and development and other costs and other risks detailed from time to time in NovaBay’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended December 31, 2007.  The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Investor Relations:
Theresa Granados
Head of Investor Relations
510-899-8870
tgranados@novabaypharma.com

or:
The Investor Relations Group
Investor Relations:
Adam Holdsworth / Christine Berni
Media Relations:
Janet Vasquez / Laura Colontrelle
212-825-3210

NOVABAY PHARMACEUTICALS, INC
(formerly NovaCal Pharmaceuticals Inc. )
(a developmental stage company)
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,739	$10,941
Short-term investments	3,463	11,412
Prepaid expenses and other current assets	773	419
Total current assets	15,975	22,772
Property and equipment, net	1,449	1,150
TOTAL ASSETS	$17,424	$23,922

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current liabilities:
Accounts payable	$457	$142
Accrued liabilities	1,350	1,141
Capital lease obligation	40	37
Equipment loan	357	219
Deferred revenue	3,468	3,039
Total current liabilities	5,672	4,578
Capital lease obligation - non-current	18	49
Equipment loan - non-current	565	497
Deferred revenue - non-current	2,539	4,478
Total liabilities	8,794	9,602

Stockholders' Equity:

Common stock, $0.01 par value; 65,000 and 65,000 shares authorized at September 30, 2008 and December 31, 2007, respectively, 21,457 and 21,269 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	214	212

Additional paid-in capital	33,437	32,585
Accumulated other comprehensive income (loss)	31	(3)
Accumulated deficit during development stage	(25,052)	(18,474)
Total stockholders' equity	8,630	14,320
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,424	$23,922

NOVABAY PHARMACEUTICALS, INC
(formerly NovaCal Pharmaceuticals Inc. )
(a developmental stage company)
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Cumulative Period from July 1, 2002 (date of development stage inception) to September 30,
	2008	2007	2008	2007	2008
REVENUE
License and collaboration revenue	$1,592	$1,444	$4,526	$4,392	$11,972
Total revenue	1,592	1,444	4,526	4,392	11,972

EXPENSES
Operating Expenses:
Research and development	1,443	2,051	6,263	5,580	21,675
General and administrative	1,715	1,021	5,173	3,125	16,501
Total operating expenses	3,158	3,072	11,436	8,705	38,176

Other income, net	77	72	334	307	1,166
Net loss before income taxes	(1,489)	(1,556)	(6,576)	(4,006)	(25,038)
Provision for income taxes	-	-	(2)	-	(14)
Net loss	$(1,489)	$(1,556)	$(6,578)	$(4,006)	$(25,052)

Net loss per share:
Basic and diluted	$(0.07)	$(0.24)	$(0.31)	$(0.62)
Shares used in per share calculations:
Basic and diluted	21,443	6,564	21,313	6,494

NOVABAY PHARMACEUTICALS, INC.
(formerly NovaCal Pharmaceuticals, Inc.)
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended September 30,		Cumulative Period from July 1, 2002 (date of development stage inception) to September 30,
	2008	2007	2008

Cash flows from operating activities:
Net loss	$(6,578)	$(4,006)	$(25,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	222	128	622
Accretion of discount on short-term investments	(40)	(81)	(318)
Net realized (gain) loss on sales of short-term investments	(4)	(88)	28
Loss on disposal of property and equipment	-	-	121
Stock-based compensation expense for options issued to employees and directors	667	287	1,408
Compensation expense for warrants issued for services	44	-	44
Stock-based compensation expense for options and stock issued to non-employees	(9)	130	354
Taxes paid by LLC			1
Changes in operating assets and liabilities:
Decrease in prepaid expenses and other assets	(354)	(138)	(768)
Increase in accounts payable and accrued liabilities	524	992	1,832
(Increase) decrease in deferred revenue	(1,510)	(839)	6,007
Net cash provided by (used in) operating activities	(7,038)	(3,615)	(15,721)

Cash flows from investing activities:
Purchases of property and equipment	(521)	(371)	(2,071)
Proceeds from disposal of property and equipment	-	1	44
Purchases of short-term investments	(32,103)	(30,028)	(94,550)
Proceeds from maturities and sales of short-term investments	40,129	30,200	91,405
Cash acquired in purchase of LLC	-	-	516
Net cash provided by (used in) investing activities	7,505	(198)	(4,656)

Cash flows from financing activities:
Proceeds from preferred stock issuances, net	-	-	11,160
Proceeds from common stock issuances	-	-	17
Proceeds from exercise of options and warrants	153	99	1,761
Initial public offering costs	-	(926)	17,077
Proceeds from stock subscription receivable	-	-	873
Proceeds from issuance of notes	-	-	405
Principal payments on capital lease	(28)	(22)	(99)
Proceeds from borrowings under equipment loan	422	494	1,216
Principal payments on equipment loan	(216)	(46)	(294)
Tax benefit from stock plans	-	-	-
Net cash provided by (used in) financing activities	331	(401)	32,116

Net increase (decrease) in cash and cash equivalents	798	(4,214)	11,739
Cash and cash equivalents, beginning of period	10,941	4,903	-
Cash and cash equivalents, end of period	$11,739	$689	$11,739